[BELL MICROPRODUCTS LOGO]


CONTACT: Eli Sayegh
         Director of Investor Relations
         Bell Microproducts Inc.
         (408) 451-1685
         ir@bellmicro.com

                              FOR IMMEDIATE RELEASE

           BELL MICROPRODUCTS REPORTS FIRST QUARTER FINANCIAL RESULTS
                        CONTINUES FOCUS ON COST REDUCTION

SAN JOSE, CA--(April 22, 2003)-- Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $533 million, up 2% from $523 million in the first quarter of 2002, and up slightly from $532 million in the fourth quarter of 2002. GAAP net losses were $4.9 million or $0.25 per share on
20.1 million shares in the first quarter 2003, compared with net income of $384,000 or $0.02 per share on 19.2 million diluted shares in the same period of 2002. The pro forma net loss for the first quarter of 2003 was $2.9 million, or $0.14 per share, compared with net income in the first quarter of 2002 of $384,000, or $0.02 per share, and versus net income in the fourth quarter of 2002 of $1 million, or $0.05 per share on 20.0 million diluted shares.

Don Bell, President and Chief Executive Officer commented, "The technology product market environment continues to be very challenging. While revenues were flat with the fourth quarter of 2002, the combination of a continued soft economy, an unfavorable shift in product mix during the quarter, and an imbalance in supply and demand placed significant pressure on pricing and therefore gross profits in the quarter."

                       CONTINUING FOCUS ON REDUCING COSTS

Bell Microproducts expanded significantly in recent years with revenues growing by well over 300% from 1998 to 2002. The Company completed eight acquisitions from 1999 to 2001 with a resulting increase in overhead expenses. These companies were significant acquisitions and expanded Bell Microproducts' geographical coverage, product mix and technical resources. The resultant is a very resourceful Company with a leadership position in the storage market. With these acquisitions, however, we acquired additional overhead expenses, and the need to reduce redundant expenses and increase productivity.

Mr. Bell added, "During the past two years, the Company has been engaged in ongoing efforts to improve profits, including improving gross profit margins, the reduction of operating expenses and the improvement of working capital management. We have the right strategy, and have continued to reduce costs, but not fast enough to offset the conditions we experienced in the first quarter of 2003. We have continued to evaluate the performance and cost structure of each of our business units. In light of current market conditions and our commitment to improving our financial performance, we have implemented additional actions to further improve the efficiency of our organization, and reduce overhead expenses across the Company."

The additional initiatives that have been defined and implemented in the first quarter of 2003 include personnel reductions of 127 positions, which represent 9% of the Company's headcount, as well as reductions in other operating expenses. These cost reduction measures will reduce annual expenses by approximately $12.5 million.

Actions taken in conjunction with this restructuring include consolidating the Enterprise Solutions division in the U.S. back into the core distribution business, which should improve performance and reduce costs. The Company is also combining parallel operations in The Netherlands, Belgium, and Germany, where it will operate with a country manager organization in the future. In order to achieve better performance and increased efficiency from these changes, several management and overhead positions are being eliminated. The Company's Trademark computer division is also being re-positioned to focus on more profitable business. Additionally, headcount was reduced in several areas through the streamlining of operational, technical, support, and financial functions throughout the Company. Facility expenses will also be reduced through lease renegotiations and the closure of two smaller locations.

During the quarter, the Company recorded $2.0 million in after tax restructuring and special charges related to personnel severance costs and charges relating to significant changes to, or discontinuance of certain vendor relationships that do not meet the profit standards of the Company or contribute to the Company's strategic positioning.

Commenting on the Company's strategy, Mr. Bell said, "We have significantly improved our strategic positioning during the past four years, and we have continued to invest in our strategic initiatives throughout the downturn. As a result, we believe that the Company is very well positioned for future growth in sales and profits."

OPERATING TRENDS

GAAP gross profit margins decreased to 7.1% in the first quarter of 2003 from 9.1% in the same period last year. Pro forma gross profit margins decreased to 7.4% in the first quarter of 2003 from 8.6% in the fourth quarter of 2002. The decline was primarily due to intense price competition in the Company's European and U.S. Commercial business units as well as an unfavorable shift in product mix in the quarter.

Selling, general & administrative costs decreased to $39.3 million versus $40.5 million in the fourth quarter of 2002. S, G & A expenses as a percentage of sales were 7.4 % as compared to 7.6% in the fourth quarter of 2002.



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Interest expense was $4.0 million in the first quarter, and was flat with the fourth quarter.

The Company continued its focus on asset utilization during the quarter. Accounts receivable decreased to $265 million at March 31, 2003, compared to $277 million at December 31, 2002. This resulted in Days Sales Outstanding (DSO) in accounts receivable of 45 days in the first quarter of 2003, compared with 47 days in the fourth quarter of 2002.

Inventories were $194 million at March 31, 2002, up from $183 million at December 31, 2002. This resulted in inventory turns of 10.2 times in the first quarter of 2003, compared with 10.6 turns in the fourth quarter of 2002.

Outstanding debt remained level at $207 million during the quarter.

MANAGEMENT DISCUSSION AND OUTLOOK

Commenting on the Company's overall performance, Don Bell said, "Despite the industry challenges of the last few years, we have grown our revenues and market share on a worldwide basis, and continue to strategically position our Company. We have been successful in improving our line card in all of our businesses by attracting the industry's leading suppliers. We are continually improving the structure of the Company to ensure that we are organized to aggressively achieve our major corporate goals."

Mr. Bell added, "Our business, however, remains affected by the current technology spending environment. Our primary objective is to return to consistent and acceptable profitability. We will accomplish this through a continued focus on reducing our cost structure. In addition, we are taking actions worldwide to address the improvement of gross profit margins through programs that focus on strategic, higher margin product categories and disciplined execution. We are concentrating our efforts on key customers and suppliers, and will eliminate certain smaller non-profitable and non-strategic product lines in order to improve our margins and efficiency."

In conclusion, Mr. Bell said, "While the environment does not lead to an optimistic industry forecast in the short term, the reduction in overhead costs will contribute to a healthier Company and better results in the future."

ABOUT PRO FORMA PRESENTATION

In addition to our consolidated financial results prepared under generally accepted accounting principles ("GAAP"), we use a pro forma measure of net income or loss that is equal to GAAP adjusted to exclude certain costs and expenses. Our pro forma presentation gives an indication of our performance before restructuring costs and special charges that are considered by management to be outside of our core distribution operating results. We compute pro forma results by adjusting GAAP net income or loss with the impact of cost of sales adjustments for discontinued product lines, and restructuring costs related to severance and benefits for involuntary employee terminations and vacated excess facilities. These measures are not in accordance with, or an alternative for GAAP and may be materially different from pro forma

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measures used by other companies. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

                            ABOUT BELL MICROPRODUCTS

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The Company's products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 150 brand name product lines, as well as its own Rorke Data storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

                              SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of recent restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the Company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.




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                             BELL MICROPRODUCTS INC.
                                 Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                                     March 31, 2003            December 31, 2002
                                                                 ------------------------   ------------------------
ASSETS
    Current assets:
      Cash                                                        $                4,829      $              12,025
      Accounts receivable, net                                                   265,488                    277,305
      Inventories                                                                194,239                    182,775
      Prepaid expenses and other current assets                                   26,049                     23,786
                                                                 ------------------------   ------------------------
                Total current assets                                             490,605                    495,891
                                                                 ------------------------   ------------------------

    Property and equipment, net                                                   45,397                     50,761
    Goodwill and other intangibles                                                59,333                     59,809
    Other assets                                                                   7,509                      7,730
                                                                 ------------------------   ------------------------
               Total assets                                       $              602,844     $              614,191
                                                                 ========================   ========================

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                            $              210,547     $              211,881
      Borrowings under lines of credit                                             3,277                      7,919
      Short-term note payable and current portion of
          long-term notes payable                                                 16,654                     23,458
      Other accrued liabilities                                                   41,242                     45,847
                                                                 ------------------------   ------------------------
               Total current liabilities                                         271,720                    289,105

    Borrowings under lines of credit                                             112,111                    100,555
    Long-term notes payable                                                       75,500                     75,500
    Other long-term liabilities                                                    3,086                      3,182
                                                                 ------------------------   ------------------------
               Total liabilities                                                 462,417                    468,342
                                                                 ------------------------   ------------------------


    Shareholders' equity:
      Common Stock                                                               116,220                    115,888
      Retained earnings                                                           20,376                     25,311
      Cumulative translation adjustment                                            3,831                      4,650
                                                                 ------------------------   ------------------------
               Total shareholders' equity                                        140,427                    145,849
                                                                 ------------------------   ------------------------

                                                                 ------------------------   ------------------------
      Total liabilities and shareholders' equity                  $              602,844     $              614,191
                                                                 ========================   ========================


                             BELL MICROPRODUCTS INC.
                            Statements of Operations
                         (INCLUDING RESTRUCTURING COSTS)
                      (in thousands, except per share data)
                                   (unaudited)

                                                           --------------------------------------
                                                                Three months ended March 31,
                                                                  2003                2002
                                                           ------------------  ------------------

Net sales                                                   $        532,653    $        522,928
Cost of sales                                                        495,027             475,507
                                                           ------------------  ------------------
Gross profit                                                          37,626              47,421

Operating expenses:
     Selling, general and administrative expenses                     39,274              42,696
     Restructuring costs                                               1,383                   -
                                                           ------------------  ------------------
Total operating expenses                                              40,657              42,696

Income (loss) from operations                                         (3,031)              4,725
Interest expense                                                      (4,019)             (4,063)
                                                           ------------------  ------------------

Income (loss) before income taxes                                     (7,050)                662
Provision for (benefit from) income taxes                             (2,115)                278
                                                           ------------------  ------------------
Net income (loss)                                           $         (4,935)   $            384
                                                           ==================  ==================



Earnings (loss) per share
     Basic                                                  $          (0.25)   $           0.02
                                                           ==================  ==================

     Diluted                                                $          (0.25)   $           0.02
                                                           ==================  ==================

Shares used in per share calculation
     Basic                                                            20,131              18,099
                                                           ==================  ==================

     Diluted                                                          20,131              19,160
                                                           ==================  ==================



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                             BELL MICROPRODUCTS INC.
                            Statements of Operations
                         (EXCLUDING RESTRUCTURING COSTS)
                      (in thousands, except per share data)
                                   (unaudited)

                                                                   Pro Forma Excluding
                                                            Restructuring and Special Charges
                                                          --------------------------------------
                                                               Three months ended March 31,
                                                                 2003                2002
                                                          ------------------  ------------------

Net sales                                                  $        532,653    $        522,928
Cost of sales                                                       493,484             475,507
                                                          ------------------  ------------------
Gross profit                                                         39,169              47,421

Operating expenses:
    Selling, general and administrative expenses                     39,274              42,696
    Restructuring costs                                                   -                   -
                                                          ------------------  ------------------
Total operating expenses                                             39,274              42,696

Income (loss) from operations                                          (105)              4,725
Interest expense                                                     (4,019)             (4,063)
                                                          ------------------  ------------------

Income (loss) before income taxes                                    (4,124)                662
Provision for (benefit from) income taxes                            (1,237)                278
                                                          ------------------  ------------------
Net income (loss)                                          $         (2,887)   $            384
                                                          ==================  ==================

Earnings (loss) per share
    Basic                                                  $          (0.14)   $           0.02
                                                          ==================  ==================

    Diluted                                                $          (0.14)   $           0.02
                                                          ==================  ==================

Shares used in per share calculation
    Basic                                                            20,131              18,099
                                                          ==================  ==================
    Diluted                                                          20,131              19,160
                                                          ==================  ==================

      Pro forma presentation for the three months ended March 31, 2003, does not include Cost of Sales of $1,543 relating to significant changes to, or the discontinuance of certain vendor relationships, restructuring costs of $1,383 related to personnel severance costs and excess facilities, and the related tax benefit of $878.